Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

September 16, 2003

LTC Properties, Inc.

Suite 350

22917 Pacific Coast Highway

Malibu, California 90265

Re:	LTC Properties, Inc., a Maryland corporation (the “Company”) – Registration Statement on Form S-3, pertaining to Two Million Two Hundred Thousand (2,200,000) shares (the “Preferred Shares”) of the 8.5% Series E Cumulative Convertible Preferred Stock of the Company, par value one cent ($.01) per share, and an indeterminate number of shares (the “Conversion Shares”) of common stock of the Company, par value one cent ($.01) per share (“Common Stock”), issuable upon conversion of the Preferred Shares

Ladies and Gentlemen:

We have acted as special Maryland corporate counsel to the Company in connection with the registration of the Preferred Shares and the Conversion Shares under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement (Registration No. 333-106555), which was filed with the Securities and Exchange Commission (the “Commission”) on June 27, 2003 and amended on July 10, 2003, August 29, 2003 and September 9, 2003 (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as special Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on May 12, 1992, Articles of Amendment and Restatement filed with the Department on August 3,

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

LTC Properties, Inc.

September 16, 2003

1992, Articles Supplementary filed with the Department on March 7, 1997, Articles of Amendment filed with the Department on June 26, 1997, Articles Supplementary filed with the Department on December 17, 1997, Articles Supplementary filed with the Department on September 2, 1998, Articles Supplementary filed with the Department on May 11, 2000, Articles Supplementary filed with the Department on June 24, 2003 and Articles Supplementary filed with the Department on September 16, 2003 (the “Series E Articles Supplementary”);

(ii)	the Bylaws of the Company as adopted on May 15, 1992, ratified on or as of May 19, 1992, and amended on or as of October 17, 1995, September 1, 1998, May 2, 2000 and August 28, 2003, and in full force and effect on the date hereof (the “Bylaws”);

(iii)	the minutes of the organizational action of the Board of Directors of the Company, dated as of May 19, 1992 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors of the Company, or a committee thereof, on June 23, 2003, June 24, 2003, August 29, 2003, September 8, 2003 and September 15, 2003 (collectively, the “Directors’ Resolutions”);

(v)	the Registration Statement, including all amendments thereto, filed by the Company with the Commission under the Act and the final base prospectus, dated September 12, 2003, and the related final prospectus supplement, dated September 15, 2003;

(vi)	a status certificate of the Department, dated September 16, 2003, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

(vii)	a certificate of Alex J. Chavez, Senior Vice President, Corporate Secretary and Treasurer of the Company, dated as of the date hereof (the “Officer’s Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer’s Certificate; and

(viii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

LTC Properties, Inc.

September 16, 2003

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	between the date hereof and the date of issuance of the Conversion Shares upon the conversion of the Preferred Shares, the Company will not take any other action, including, but not limited to, the issuance of additional shares of Common Stock, which will cause the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to the issuance of the Conversion Shares, to exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter;

(e)	none of the Preferred Shares will be issued or transferred in violation of the provisions of Article Ninth of the Charter of the Company captioned “Limitations on Ownership”; and

(f)	none of the Conversion Shares issued upon the conversion of the Preferred Shares subsequent to the date hereof will be issued or transferred in violation of the provisions of Article Ninth of the Charter of the Company captioned “Limitations on Ownership”;

(g)	the issuance and delivery of the Preferred Shares will not constitute a Business Combination with an Interested Stockholder or an Affiliate

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

LTC Properties, Inc.

September 16, 2003

thereof (all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”)); and

(h)	the issuance and delivery of the Conversion Shares upon the conversion of the Preferred Shares subsequent to the date hereof will not constitute a Business Combination with an Interested Stockholder or an Affiliate thereof (all as defined in Subtitle 6 of Title 3 of the MGCL).

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The issuance of the Preferred Shares has been duly authorized by all necessary corporate action on the part of the Company and when such Preferred Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in the Directors’ Resolutions, such Preferred Shares will be validly issued, fully paid and non-assessable.

(3)	The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Preferred Shares by all necessary corporate action on the part of the Company, and when issued and delivered by the Company upon conversion of duly authorized, validly issued and fully paid and non-assessable Preferred Shares in accordance with and subject to the terms and conditions set forth in the Series E Articles Supplementary, the Conversion Shares will be validly issued, fully paid and non-assessable

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

LTC Properties, Inc.

September 16, 2003

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP